PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	David A. Bowers
5430 LBJ Freeway, Suite 1700	President & CEO
Dallas, Texas 75240	Tel. 864-286-1122

COMPX REPORTS THIRD QUARTER 2008 RESULTS

DALLAS, TEXAS … October 30, 2008 … CompX International Inc. (NYSE: CIX) announced today sales of $43.9 million for the third quarter of 2008 compared to $46.4 million in the same period of 2007.  Excluding a non-cash goodwill impairment charge of $9.9 million relating to the Marine Components segment, operating income was $4.9 million for the third quarter of 2008 compared to operating income of $4.3 million for the same period in 2007.  Including the goodwill impairment charge, operating loss for the third quarter of 2008 was $4.9 million.  The impairment charge is not deductible for tax purposes, and therefore there is no income tax benefit associated with the charge for financial reporting purposes.  As a result, the Company reported a net loss of $7.5 million, or $0.61 per diluted share, for the third quarter of 2008 compared to net income of $2.8 million, or $0.18 per diluted share, in 2007.  The goodwill impairment charge impacted the third quarter 2008 net loss by $9.9 million or $0.80 per share.  The non-cash goodwill impairment charge did not affect the Company’s liquidity, cash flows or debt covenants and will not have any impact on future operations.

U.S. generally accepted accounting principles (“GAAP”) require an annual evaluation of goodwill for impairment which the Company performs in the third quarter of each year.  The evaluation during the third quarter of 2008 resulted in a charge for the impairment of goodwill relating to the Marine Components segment noted above.  The primary factor impacting the evaluation of goodwill is a significant reduction in the sales outlook for Marine Components due to the continued decline in consumer spending in the marine market and the recent acceleration in the deterioration of the overall economic outlook, which negatively impacted near-term cash flow forecasts.

Net sales for the nine months ended September 30, 2008 were $128.1 million compared to $135.2 million in the previous year.   Excluding the goodwill impairment charge, operating income was $12.9 million for the nine months ended September 30, 2008 compared to $14.3 million for 2007.  Including the goodwill impairment charge, operating income was $3.1 million.  The net loss for the nine months ended September 30, 2008 was $3.8 million, or $0.31 per diluted share, compared to net income for the nine months of 2007 of $8.5 million, or $0.56 per diluted share.  The goodwill impairment charge impacted the 2008 net loss by $9.9 million or $0.80 per share.

Net sales comparisons were unfavorably impacted by lower order rates from most customers across all business segments due to general economic conditions.  However, despite lower sales in 2008, operating income, excluding the goodwill impairment charge, increased in the third quarter of 2008 as compared to the same period in 2007.

“We are pleased that our Security Products and Furniture Components segments showed improvement in operating income during the quarter compared to last year as the favorable effects of our ongoing focus on reducing costs and the absence of facility consolidation expenses in 2008 more than offset the unfavorable effects of the lower sales volume, a related reduction in coverage of fixed costs and the impact of higher raw material costs,” commented David A. Bowers, President and Chief Executive Officer.  “While a downturn in the marine industry resulted in the non-cash goodwill impairment charge for our Marine Components business, we continue to believe in the long-term prospects for that segment.”

Mr. Bowers continued, “Although recessionary pressures are building in the overall economy, we expect to generate positive cash flow in the foreseeable future giving us sufficient confidence in our liquidity position to have made $7 million in prepayments on our long-term debt during the third quarter and approve our regular $0.125 quarterly dividend.”

CompX is a leading manufacturer of security products, furniture components and performance marine components.  It operates from six locations in the U.S., Canada and Taiwan and employs more than 1,000 people.

Forward-Looking Statements
Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management’s belief and assumptions using currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, changes in raw material and other operating costs, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with new product development and other risks and uncertainties detailed in CompX’s Securities and Exchange Commission filings.  Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

Explanation of CompX’s Use of Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this news release includes non-GAAP financial measures relating to excluding the goodwill impairment charge from GAAP operating income.  CompX believes this non-GAAP financial measure provides information useful to investors in understanding the underlying operational performance of the company, its business and performance trends. Specifically, the Company believes the exclusion of goodwill impairment permits evaluation and a comparison of results for on-going business operations, and it is on this basis that CompX’s management internally assesses the company's performance. The goodwill impairment is excluded from CompX’s segment measures used internally to evaluate segment performance in accordance with GAAP because management does not consider the impairment particularly relevant or useful in evaluating the operating performance of our business segments.  Although CompX believes the above non-GAAP financial measure enhances investors' understanding of its business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP basis financial measures.

Reconciliation of GAAP to non-GAAP financial measures:

	Operating income (loss)
	Including the effect of the goodwill impairment charge	Goodwill impairment charge	Excluding the effect of the goodwill impairment charge
	(GAAP)		(Non-GAAP)
	(Dollars in thousands)
Three months ended September 30, 2008:
Operating income (loss)	$(4,941)	$9,881	$4,940

Nine months ended September 30, 2008:
Operating income	$3,055	$9,881	$12,936

* * * * *

COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2008	2007	2008

Net sales	$46.4	$43.9	$135.2	$128.1
Cost of goods sold	34.4	32.7	99.3	96.0
Gross margin	12.0	11.2	35.9	32.1
Selling, general and administrative expense	6.5	6.3	19.7	19.2
Goodwill impairment	-	9.9	-	9.9
Facility consolidation costs	0.8	-	0.8	-
Other operating income (expense), net	(0.4)	0.1	(1.1)	0.1
Operating income (loss)	4.3	(4.9)	14.3	3.1
Interest expense	(0.1)	(0.5)	(0.1)	(1.8)
Other non-operating income, net	0.3	-	0.9	0.2
Income (loss) before income taxes	4.5	(5.4)	15.1	1.5
Provision for income taxes	1.7	2.1	6.6	5.3
Net income (loss)	$2.8	$(7.5)	$8.5	$(3.8)

Net income per diluted common share	$0.18	$(0.61)	$0.56	$(0.31)

Weighted average diluted common shares outstanding	15.3	12.4	15.3	12.4

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	September 30,
	2007	2008
Assets

Current assets:
Cash and equivalents	$18.4	$12.6
Accounts receivable, net	20.4	21.0
Inventories, net	24.3	25.4
Deferred income taxes and other	3.8	4.7
Note receivable	1.3	1.0
Total current assets	68.2	64.7

Intangibles	43.3	33.1
Net property and equipment	72.2	69.9
Assets held for sale	3.1	3.5
Other assets	0.9	0.1

Total assets	$187.7	$171.3

Liabilities and Stockholders’ Equity

Current liabilities:
Current maturities of note payable to affiliate	$0.3	$0.8
Accounts payable and accrued liabilities	17.7	18.9
Interest payable to affiliate	0.5	0.4
Income taxes	0.4	0.8
Total current liabilities	18.9	20.9

Note payable to affiliate	49.7	42.2
Deferred income taxes	15.0	13.9
Stockholders’ equity	104.1	94.3

Total liabilities and stockholders’ equity	$187.7	$171.3